Exhibit 10.2

SUBLEASE

THIS SUBLEASE (“Sublease”), made this 30th day of June, 2004, by and between PPD DEVELOPMENT, LP, a Texas limited partnership (“Sublessor”), and Trimeris, Inc., a Delaware corporation (“Sublessee”).

WHEREAS, Sublessor is presently the tenant of the building known as the RTP Lab Building located at 3500 Paramount Parkway, Morrisville, North Carolina (the “Premises”), more particularly described on Schedule 1;

WHEREAS, said tenancy is pursuant to that lease (the “Lease”) dated December 16, 1998 and amended on February 28, 2000 and October 1, 2002 between Sublessor and Duke Realty Limited Partnership (the “Lessor”), a true and correct copy of which is attached hereto as Schedule 2; and

WHEREAS, Sublessor and Sublessee desire to enter into this Sublease for the Premises.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, it is agreed as follows:

1. Premises. Sublessor hereby leases the Premises (as herein defined) to Sublessee, and Sublessee hereby leases the Premises from Sublessor for pharmaceutical research and development laboratory purposes and general office purposes related thereto. Sublessee agrees to comply with all applicable laws and regulations, including but not limited to those enumerated in Section 3 of the Lease.

2. Term. The term of this Sublease shall commence on January 1, 2005 (the “Commencement Date”) and shall continue up to and including 12:00 midnight on January 23, 2015 (the “Termination Date”). Notwithstanding the foregoing, Sublessee shall have exclusive occupancy of the Premises on and after December 1, 2004 for the purpose of occupancy, planning and tenant improvements as described herein.

3. Rent. Sublessee shall make monthly payments of base monthly rental (the “Base Rent”) to Sublessor for the Premises, in advance, without demand, deduction or offset, according to the following schedule:

Period	Monthly Base Rent
1/2005-9/2005	$60,000.00
10/2005-12/2005	$90,000.00
1/2006-12/2007	$125,670.12
1/2008-12/2008	$128,185.58
1/2009-12/2009	$130,752.37
1/2010-12/2010	$133,370.50
1/2011-12/2011	$136,039.96
1/2012-12/2012	$138,760.76
1/2013-12/2013	$141,532.89
1/2014-1/2015	$144,356.36

Rent shall be due and payable commencing upon the Commencement Date, and on the first day of each month thereafter until the Termination Date. Base Rent payments for any fractional calendar month of the Sublease term shall be prorated.

4. Operating Expenses. Sublessee shall pay to Sublessor as additional rent “Sublessee’s Share of Direct Expenses” (as herein defined) in advance on the Commencement Date and on the first day of each month thereafter until the Termination Date. Sublessee’s Share of Direct Expenses shall be prorated for any fractional calendar month of the Sublease term. “Direct Expenses” shall include Taxes, Insurance and CAM Expense for which Sublessor is responsible under Sections 2(b), (c) and (d) of the Lease. Sublessee’s Share of Direct Expenses shall be as follows:

Period	Percentage of Direct Expenses
1/2005-9/2005	48.70%
10/2005-12/2005	73.05%
1/2006-1/2015	100.00%

In addition to the Sublessee’s Share of Direct Expenses, Sublessee shall pay, for the entire period of the Sublease, 100% of all other expenses which Sublessor must pay directly or indirectly under the Lease including but not limited to utilities, janitorial, security, maintenance and disposal of hazardous waste generated in the normal course of business. Reconciliation of the expenses shall be conducted at the end of each calendar year in accordance with Section 2(e) of the Lease.

5. Security. Sublessee shall provide Sublessor an initial security deposit in the form of cash or a letter of credit in an amount equal to six months’ Base Rent based on the 2006 monthly rental rate, or $754,020.72, (the “Security Deposit”). Provided Sublessee has met its rental obligation during the first twelve months of the Sublease, the Security Deposit shall be reduced to an amount equal to four months’ Base Rent based on the 2006 monthly rental rate, or $502,680.48. Provided Sublessee has met its rental obligation for an additional twelve months, the Security Deposit shall be reduced to an amount equal to one month’s Base Rent based on the 2006 monthly rental rate or $125,670.12 (the “Minimum Deposit”) and Sublessee shall maintain a working capital balance of $25 Million (the “Balance”). Should Sublessee’s working capital fall below the Balance in any given month following the reduction in Security Deposit to the Minimum Deposit, Sublessee must post a Security Deposit as follows:

a.	If Sublessee does not meet the Balance in the first three years after the Minimum Deposit is required, the Security Deposit shall be increased to an amount equal to six months’ Base Rent at the prevailing rate.

b.	If Sublessee fails to the meet the Balance after the first three years after the Minimum Deposit is required, the Security Deposit shall be increased to an amount equal to three months’ Base Rent at the prevailing rate.

The Security Deposit will decrease to the Minimum Deposit after Sublessee has provided Sublessor evidence of maintaining the Balance for four consecutive quarters. Should Sublessee use less than $750,000 to upfit the Premises, Sublessee shall post an additional amount as a security deposit. The amount of the additional security deposit shall equal the difference between the actual amount spent for upfit and $750,000.

6.	Furniture, Fixtures and Equipment.

a.	Furniture. Certain types of furniture including, but not limited to office furniture, systems furniture, chairs, tables, conference and break room furniture, appliances, reception furniture, shelving in office areas, storage racking and exercise equipment, (the “Furniture”) shall not be covered under this agreement. Sublessor and Sublessee may enter into an agreement regarding the purchase and sale of the Furniture separate and apart from this Sublease Agreement.

b.	Fixtures and Equipment. Laboratory furniture, fixtures and equipment (“F&E”) owned by Sublessor which are materially related to the use of the Premises for pharmaceutical research and development laboratory purposes shall remain in place and available for Sublessee’s use. F&E includes but is not limited to access and security systems, chemical and biological hoods, laboratory casework, walk-in coolers, chemical safety cabinets (both interior and exterior) and laboratory furniture. Sublessor agrees that all building systems and F&E have been repaired and maintained in a manner suitable to support Sublessor’s use of the Premises for the purposes set forth above in this subparagraph and will be maintained in such manner through the Commencement Date and, to the best of its knowledge, all building systems and F&E shall be in good working order on the Commencement Date subject to normal wear and tear and excluding any damage caused by Sublessee, its agents, contractors or invitees during its non-exclusive use of the Premises prior to the Commencement Date. Furthermore, Sublessor shall provide Sublessee with current certification as of the Commencement Date of all F&E which has been certified for PPD’s use. Sublessor shall repair any damage to the Premises which results from Sublessor’s removal of any leased or other furniture or equipment from the Premises.

7. Condition and Maintenance. The Premises shall be provided to Sublessee in a clean condition and good state of repair, consistent with the expected use as a pharmaceutical research and development laboratory and related office use. Sublessee agrees to maintain the Premises in the same condition as the Premises were at the Commencement Date, reasonable wear and tear excepted. Sublessee shall have all of Sublessor’s signage rights under the Lease and shall obtain written consent of Lessor as required by the Lease before erecting any sign on the Premises. Sublessor shall furnish Sublessee copies of all warranties and repair agreements relating to the Premises or any component thereof.

8. Hazardous Materials/Environmental Testing. Except as set forth herein, Sublessee agrees to comply with the provisions of the Lease in Section 24 regarding

Hazardous Materials as defined therein. Sublessor agrees to provide up to $5,300.00 towards Sublessee’s environmental assessment (as described herein, the “Assessment”) performed, at its expense, prior to the Commencement Date in accordance with all applicable federal and state laws. The nature, scope and schedule of the Assessment shall be agreed upon by the parties in writing. At Sublessor’s expense, any adverse conditions identified by the Assessment or any subsequent assessment performed by Sublessee prior to the Commencement Date at its expense shall be remediated in accordance with all applicable law and with appropriate methodology to bring the Premises into compliance with all such laws by the Commencement Date.

During any Assessment or remediation, access to the affected area shall be restricted. During any such period, only Sublessor’s authorized personnel may enter the Premises and only for routine maintenance. Once the assessment of an area is complete, access to the area shall be restricted to Sublessor’s authorized personnel for routine maintenance only.

On the Termination Date, Sublessee shall be responsible for providing Sublessor an environmental assessment materially similar to the Assessment outlined above and Sublessee shall likewise be responsible for the cost of the Assessment up to $5300.00. Sublessee shall be responsible for remediation of any adverse conditions arising during the term of this Sublease in accordance with all applicable law and with appropriate methodology to bring the Premises into substantial compliance with all such laws by the Termination Date to the extent practicable. Notwithstanding the foregoing, or anything to the contrary elsewhere in this Sublease or in Section 24 of the Lease, Sublessee shall not be responsible or liable for any adverse conditions known or unknown which exist prior to the Commencement Date or which are not caused by Sublessee, its agents, employees and invitees during the Sublease. In addition, as between Sublessor and Sublessee, the Sublessor shall not be responsible or liable for any adverse conditions known or unknown which occur during the Sublease which are not caused by the Sublessor, its agents, employees and invitees during the Sublease.

9. Compliance with the Lease. This Sublease shall be subject to the terms and conditions of the Lease. Sublessee shall not be entitled to any rights under this Sublease which are not granted to the Sublessor as Lessee under the Lease and any provision herein purporting to the contrary shall be null and void. Sublessee shall comply with all terms and conditions imposed on Sublessor in the Lease, including but not limited to the Lessor’s Rules and Regulations, except as specifically otherwise addressed in this Sublease. Without limiting the generality of the foregoing, the provisions in the Lease for payment of rent, the provision of security including the Letter of Credit and covenants which may be performed only by the Sublessor, such as avoidance of Sublessor’s bankruptcy, insolvency or appointment of a receiver, shall not be applicable to Sublessee.

10. Sublessee Improvements. Sublessee shall not make any alterations to the Premises without the prior consent required by the Lease. Subject to Sublessor’s review and approval of Sublessee’s plans, (approvals shall not be unreasonably withheld, conditioned or delayed), Sublessee shall be permitted to upgrade the Premises to

Biosafety Level 2 or 3, add additional office and laboratory space consistent with its use of the Premises for pharmaceutical research and development laboratory and related office purposes and make usual and customary non-structural alterations in the ordinary course of business. Any request for Sublessor’s and Lessor’s consent shall be accompanied by plans and specifications sufficient in detail to permit Sublessor and Lessor to perform its evaluation. Sublessee shall pay all costs for all such improvements approved by the Sublessor and Lessor. All such improvements shall be constructed by Lessor and such construction may be performed by a subsidiary, affiliate or employees of Lessor pursuant to a construction contract to be entered into by and between Lessor and Sublessee. Any and all improvements erected by Sublessee shall, at Lessor’s option, be the property of the Lessor and shall remain at the Premises upon termination of the Sublease. Sublessor shall provide Sublessee with all relevant design and construction records which are in its possession. Prior to December 1, 2004, Sublessee shall have non-exclusive access for such occupancy planning and tenant improvement purposes. Sublessee agrees that it shall conduct any such work at its expense and so as not interfere with the current occupancy of the building by Tenant or any existing subtenant. Sublessor agrees that it shall coordinate access to the building with Sublessee to enable Sublessee to perform its necessary work prior to December 1, 2004.

11. Indemnity. Sublessee hereby agrees to defend, indemnify and hold Sublessor and the Lessor harmless from and against any and all expenses, including, but not limited to reasonable attorneys’ fees, loss, claims or liability for injury to person or property arising out of the acts or omissions of Sublessee, or for its breach of the Sublease. Sublessor hereby agrees to defend, indemnify and hold Sublessee harmless from and against any and all expenses, including but not limited to reasonable attorneys’ fees, loss, claims or liability for injury to person or property occasioned by any acts or omissions of Sublessor, including without limitation its breach of this Sublease or its breach of the Lease.

12. Default. Sublessee shall be deemed to be in default under this Sublease if Sublessee shall fail to pay any monthly rental within five (5) days after the same is due. In the event Sublessee fails to pay any installment of Rent or Direct Expenses within fifteen (15) days of the due date of such installment, Sublessee shall pay to Sublessor on demand a late charge in an amount equal to four percent (4%) of such installment. Further, Sublessee shall be deemed to be in default if Sublessee shall fail to pay any other sums or perform any other obligations hereunder after twenty (20) days written notice, or in the event of Sublessee’s bankruptcy, insolvency, receivership or assignment for the benefit of creditors. In addition, any acts or omissions by the Sublessee hereunder which would constitute an event of default under the Lease shall be deemed a default hereunder. Sublessor shall be deemed to be in default under this Sublease if Sublessor shall fail to perform any obligations hereunder after twenty (20) days written notice from Sublessee.

In the event of any default by Lessor under the Lease, Sublessor agrees to exercise its best efforts to enforce the Lease and cause the Lessor to cure such default, and if Sublessor shall fail to exercise its best efforts to enforce the Lease and cause the Lessor to cure such default, so long as Sublessee is not in default hereunder, Sublessee may, in its own name and behalf and/or in the name of and on behalf of Sublessor, seek to enforce the Lease and cause the Lessor to cure such default. Any damages resulting from Lessor’s default under the Lease shall be paid to Sublessee. In the event that Sublessor shall be in default under the Lease, other than as a result of any default hereunder by Sublessee, Sublessee shall have the right to cure such default and to recover its damages incurred in curing such default, together with reasonable attorneys fees, from Sublessor. Sublessee shall have the right of offset for such damages as have been judicially determined against the rents payable by Sublessee to Sublessor hereunder, provided that in the case of Sublessee’s payment to Lessor of any rent due and payable by Sublessor to Lessor for any period, the Sublessee may offset any rents payable by Sublessee to Sublessor against such rents without any judicial determination.

13. Termination. If either party to this Sublease is in default under the Sublease and such default has not been cured within the specified time period for cure, if any, the nonbreaching party may immediately terminate this Sublease upon written notice to the breaching party, without prejudice to any other remedies it may have hereunder or at law or in equity, including without limitation the right to damages. If the Lease is terminated, this Sublease shall automatically be cancelled and terminated and both parties hereto shall be relieved of all further liability hereunder, except for any liability incurred or accrued prior to the termination of this Sublease, provided, however, that if the Lease and this Sublease are terminated as a result of a default by Sublessor under the Lease, such termination shall be a breach of the terms hereof and Sublessee shall have all rights and remedies and be entitled to all damages against Sublessor available at law and equity as a result of, arising out of or caused by such default and termination.

14. Sublessor’s Access. Sublessor and/or Lessor may at reasonable times upon reasonable prior notice enter the Premises to view them, show them to others and/or make repairs and alterations as they deem necessary without unreasonably interfering with Sublessee’s operations.

15. Subordination. This Sublease shall be subject and subordinate to the Lease, any and all mortgages, deeds of trust and other instruments in the nature of a mortgage, now or any time hereafter, and any lien or liens on the property of which the Premises are a part. Sublessee shall, when requested, promptly execute and deliver such written instruments as shall be necessary to show any such subordination of this Sublease. Sublessee shall endeavor to obtain a consent and non-disturbance agreement (“CNDA”) from the Lessor and any mortgagee on the Premises in a form reasonably acceptable to the Sublessee, and Sublessor agrees to cooperate with the Sublessee in obtaining a CNDA.

16. Assignment. Sublessee shall not have the right to sublet the Premises or assign this Sublease without the prior written consent of Sublessor and Lessor, which shall not be unreasonably withheld, conditioned or delayed provided that the consent of the Sublessor is subject to the consent of the Lessor as set out in the Lease. Notwithstanding any assignment of this Sublease or any subletting of all or a portion of the Subleased Premises by the Sublessee, the Sublessee shall remain liable for all obligations under this Sublease.

17. Lessor Consents. Sublessor shall join with Sublessee in making all requests for consents and approvals required under the Lease and Sublease and will exercise its best efforts to secure Lessor’s consent and approval as requested.

18. Removal of Property. In the event of the termination of the Sublease, Sublessee shall have the right to remove its property from the Premises, provided that Sublessee shall repair any damage to the Premises resulting from the removal thereof.

19. Brokers. Sublessor and Sublessee represent that the only brokers involved in this Sublease are as follows: The Staubach Company, Equis Corp and Colliers Pinkard. Sublessor shall pay all commissions due to the brokers pursuant to a separate agreement.

20. Notice. All notices, demands, submissions and consents required hereunder shall be in writing and shall be delivered either personally or by U. S. certified mail, postage prepaid and return receipt requested, to the following addresses:

If to Sublessor:

PPD Development, LP

3151 S. 17th Street

Wilmington, NC 28412

Attention: Director, Corporate Site Services

With a Copy to: General Counsel (same address)

If to Sublessee:

Trimeris, Inc.

3518 Westgate Drive, Suite 300

Durham, NC 27707

Attention: Robert R. Bonczek, General Counsel

Notices shall be deemed to be given and received when actually delivered or on the third day after being placed in the U. S. Mail and mailed as aforesaid. Sublessor shall provide Sublessee copies of all notices which it gives or receives under the Lease.

21. Governing Law. This Sublease shall be construed and enforced in accordance with the laws of North Carolina, without giving effect to principles of conflicts of laws.

22. Right to Sublease, Quiet Enjoyment. Sublessor warrants and covenants that it has the right to enter into this Sublease, that it has not assigned its Lease or sublet its interest in the Premises to any other party, and that so long as Sublessee performs its obligations under this Sublease, the Sublessee shall have the right to the use and occupancy of the Premises free and clear of the claims and tenancies of all parties. Sublessor has not granted a leasehold mortgage, deed of trust or other lien or encumbrance (a “Lien”) upon its leasehold estate in the Premises, and any Lien hereafter granted shall be subordinate and subject to the terms hereof.

23. Binding Effect. This Sublease shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

24. No Charge. The Sublessor shall make no administrative charge for performing its obligations hereunder or under the Lease.

25. Memorandum of Lease. Sublessor and Sublessee agree to execute a memorandum of this Sublease for recording in the Wake County Registry.

IN WITNESS WHEREOF, the parties have executed this Sublease as of the day and year first above written.

SUBLESSOR:		SUBLESSEE:

PPD DEVELOPMENT, LP		TRIMERIS, INC.
By:	PPD GP, LLC
Its General Partner

By:	/s/ Fred B. Davenport	By:	/s/ Robert R. Bonczek
Name:	Fred B. Davenport	Name:	Robert R. Bonczek
Title:	President	Title:	CFO

Schedule 1

(Description of Land; Floor Plans)*

*	Omitted because such Schedule does not contain information material to an investment decision. Trimeris agrees to furnish supplementally a copy of this Schedule to the Commission upon request.

Schedule 2

(Attach Lease and Amendments)*

*	Included with this Form 10Q as Exhibit 10.3.